Exhibit 99.2
Deerfield Capital Corp.
Fourth Quarter and Year-End 2008 Conference Call Script
FINANCIAL RELATIONS BOARD
Good morning and welcome to Deerfield Capital Corp.’s fourth quarter and year-end 2008 conference call. The earnings press release was distributed on March 16, 2009 after the market close. In the release, the company has reconciled all Non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. If you did not receive a copy, these documents are available on the company’s web site at www.deerfieldcapital.com under “Press Releases.” Additionally, we are hosting a live web cast of today’s call, which you can access under the header “Investor Relations.” Following this live call, an audio-web cast will be available for one month on the company’s web site under the same header.
Management will provide an overview of the quarter, and then we’ll open the call to your questions. Before we begin, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Deerfield Capital Corp. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in our earnings press release and from time to time in the company’s filings with the SEC. The company does not undertake a duty to update any forward-looking statements.
Additionally, we wanted to remind participants that the information contained in this call is current only as of the date of this call, March 17, 2009, and the company assumes no obligation to update any statements, including forward-looking statements made during this call. Listeners to any replay should understand that the passage of time by itself will diminish the quality of the statement.
I would now like to introduce to you Jonathan Trutter, chief executive officer of Deerfield Capital Corp., and turn the call over to him for his opening remarks. Jonathan, please go ahead...

JONATHAN TRUTTER, Chief Executive Officer
Thank you, Stacy. I would like to welcome you to today’s call and thank you for your participation. Joining me today from the company are Frank Straub, our CFO, Aaron Peck, managing director and senior portfolio manager of DFR, Rob Contreras, our general counsel, and several other members of Deerfield’s senior management team. We appreciate your joining us today.
As you all know, the entire year of 2008, including the fourth quarter, was an extremely challenging period for a firm in the financial industry. We have discussed the market dislocation and its impact on our business during each of the last several earnings calls. Rather than reviewing all of the well-publicized 2008 economic events, I will just summarize by saying that the financial markets were extraordinarily stressed, and our 2008 financial results reflect that reality.
For the fourth quarter, DFR posted a loss of $142.6 million, which included approximately $116.2 million of unrealized losses on loans primarily resulting from mark-to-market writedowns. Core earnings for the quarter (a non-GAAP financial measure) were a positive $3.3 million, or 49 cents per share.
We believe that our principal investing portfolio continues to be prudently levered. We have reduced our RMBS holdings by 16% since the end of the third quarter. In addition, we continued to reduce our alternative asset holdings through paydowns and selective asset sales. In the fourth quarter, we reduced the size of our alternative asset portfolio, excluding holdings in Market Square CLO and DFR Middle Market CLO, by approximately 60% to $51 million. Collectively, these actions continued to enhance liquidity and have afforded us the opportunity to deploy our assets to products and services where we see the most growth potential for the company.
Growth Plans
As previously mentioned, we are targeting growth through several new business initiatives:
•	first, by acquiring or assuming CDO management contracts from other investment managers, and
•	second, by adding AUM through the creation of new investment products.
With respect to our CDO management contract acquisition strategy, we continued to evaluate opportunities to acquire or assume asset management contracts on attractive terms. In February, we announced that we had been appointed as the replacement collateral manager for the Mayfair Euro CDO, which is collateralized primarily by Euro-denominated investment grade and high-yield corporate bonds. Deerfield was specifically selected as the replacement manager by the controlling party, which is an ongoing testimony to our strong reputation as a CDO manager. This transaction required no upfront payment or any future fee sharing arrangement and is our second contract acquisition. While the acquisition of CDO management contracts continues to be highly competitive, we believe that 2009 will see an increase in contracts available for acquisition.
We continue to develop new investment strategies and have shown growth in AUM in our separate account management segment during the first quarter of 2009. Organic growth in AUM through development of new investment funds continues to be a core focus for our management team. We have multiple fund strategies currently in development, and we remain confident that the economic stress of 2007 and 2008 has created significant growth opportunities for Deerfield in 2009 and beyond.
And now I would like to turn the call over to our CFO, Frank Straub, for a more detailed discussion of the 2008 and fourth quarter financial results. Frank?
FRANK STRAUB, Chief Financial Officer
Thank you, Jonathan.
The entire year and fourth quarter 2008 financial results were significantly impacted by the global recession and severe declines in asset values. The fourth quarter net loss was $142.6 million, or $21.15 per share.
Our 2008 core earnings were a positive $32.3 million, or $4.96 per share, and our fourth quarter core earnings were a positive $3.3 million, or $0.49 per share. Core earnings is a non-GAAP measure that we use to evaluate our financial results and performance. We believe it is a valuable metric for comparing our results period over period. Core earnings eliminates the impact of certain non-cash charges, special items and income taxes. Please see our latest earnings release or 10-K for a reconciliation of core earnings to our GAAP net loss.
Focusing on the fourth quarter results, the most significant item, which is added back for purposes of calculating core earnings, is our unrealized losses of $116.2 million in our loan portfolio, consisting of a $56.0 million provision for loan losses and $60.2 million of unrealized losses during the fourth quarter of 2008.
The provision for loan loss was primarily related to our decision to opportunistically sell loans held in our principal investing portfolio outside of the Market Square CLO and DFR Middle Market CLO and to redeploy our capital into other fee-based strategies. The decision to opportunistically sell those loans required us to mark them to market. Additionally, we currently mark-to-market the syndicated bank loans held in Market Square CLO. The sales in our principal investing loan portfolio are part of our strategy of focusing to grow our investment management segment’s fee-based revenues.
From an expense perspective, the implementation of our cost savings initiative during the fourth quarter resulted in a one-time expense of $1.5 million. The savings from this initiative will lower both compensation expense and other general and administrative expenses to the benefit of future financial results. These savings are already positively impacting our first quarter.
Our liquidity position was $59.0 million as of December 31, 2008. This amount consisted of $32.8 million of cash and cash equivalents and $26.2 million of net equity and unencumbered RMBS. We believe that our current liquidity and cash flow from operations are adequate to meet our anticipated liquidity requirements.
Our Board recently implemented a stockholders’ rights plan for the purpose of protecting and preserving various potential tax benefits for the company, which totaled in excess of $380 million as of December 31, 2008. These potential tax benefits are a significant off balance sheet asset that is currently being utilized to reduce our income tax expense.
In summary, our 2008 results are reflective of the severe turmoil in the financial services sector and the current global recession. In response to the changing marketplace, during 2008, DFR took the following actions:
•	transitioned away from our principal investing segment by de-leveraging the balance sheet and terminating our REIT status;
•	implementing cost savings initiatives to reduce costs and improve our profitability and cash flow; and
•	focusing on increasing revenues through our Investment Management segment.
The above actions have allowed us to survive a historic market environment but have resulted in a significant loss of capital and negative 2008 financial results. However, during the first two months of 2009, we have seen improvements in asset values which, coupled with the impact of our cost savings initiatives, have contributed to positive financial results. While the volatility and instability in the financial markets are impossible to predict, we believe that our actions during 2008 have positioned us to be competitive in the investment management business for 2009.
And now I would like to return the call back to Jonathan.
JONATHAN TRUTTER, Chief Executive Officer
Thank you, Frank.
We thank you for your participation on this call today. And now, I would like to open the call for questions.

4